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                                                                EXHIBIT 10.43

AutoBond Updating Investors to Various Funding and Credit Performance

AUSTIN, Texas, Feb. 9 /PRNewswire/ -- AutoBond Acceptance Corporation (Amex:
ABD) news; "AutoBond"), listed on the Amex under the symbol ABD, is updating investors as to various funding and credit performance information.

The Company's primary source of financial liquidity is Dynex Capital, Inc. (NYSE: DX news; "Dynex"). As previously disclosed, AutoBond has been responsive to Dynex in the past and has accommodated their repeated requests to amend the original financing agreements to foster Dynex's liquidity. The terms were modified on June 30, October 20, and October 28, 1998. Under the most recent terms, the advance rate was reduced from 104% to 88% for an interim period, ending no later than December 31, 1998. By December 31, 1998 Dynex was required to advance the additional (adjusted for amortization) 16%. Further, AutoBond has the option to extend the financing agreements with Dynex through November 30, 1999. In fact, throughout January, 1999 Dynex did not complete their funding to AutoBond of the additional 16%, although such amount was forthcoming in the past week. With respect to new financing requests, since the fourth quarter 1998 a number of these have been funded slower than the prescribed timeframe (2 days) in the financing agreements. The last filled financing request was January 29, 1999. Notwithstanding the lack of timeliness of fundings, AutoBond is pleased that Dynex has to date advanced almost $170 million.

At AutoBond's expense, using criteria requested by Dynex, procedures letters are prepared by accountants on a monthly basis with respect to both underwriting and servicing of the Dynex assets. These reviews have demonstrated material compliance with AutoBond guidelines. Dynex recently completed underwriting due diligence with the assistance of third-party consultants. Dynex has asserted that the initial results suggested significant non-compliance with AutoBond guidelines. However, AutoBond has provided detailed loan-by-loan responses to the Dynex due diligence report and was able to ascertain that the loans were not properly reviewed against the AutoBond guidelines. In the interim, Dynex has not been funding. AutoBond is concerned with the pattern of liquidity accommodations to Dynex, followed by non-compliant, untimely funding, and now most recently funding restraint on faulty findings. Although success is not assured, AutoBond is working intensively to ensure that funding is back on track with Dynex as soon as possible.

AutoBond's credit performance and measures, particularly with respect to the Dynex funded assets, continues to improve and exceed expectations. Overall delinquency rates of the AutoBond servicing portfolio have declined significantly in the past year. The 60-89 day delinquencies have declined from 5.85% at 12/31/97 to 3.71% at 12/31/98 and the 90+ day delinquencies have declined from 4.47% at 12/31/97 to 3.23% at 12/31/98. In the past 6 months, covering the period of Dynex fundings, the weighted average number of days of delinquency declined from 13.4 days to 6.7 days at the end of January, 1999.

The AutoBond All program, introduced in September, 1998, has proven very effective at improving the volume of applications, commensurately increasing the follow-up purchases, and enhancing the overall credit characteristics of the acquired finance contracts. Various

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comparative measures from 1997 versus November and December, 1998 acquisitions include: average obligor income increased from an average of $2,192 to $2,674; average time on the job increased more than a year from 3.6 years to 4.8 years; and the average vehicle age declined from 2.7 years to 2.1 years. The average purchase discount for the fourth quarter was 7.6% versus 8.5% prior to the ALL program.

AutoBond currently has 6,531,311 common shares and 1,125,000 preferred shares outstanding. AutoBond is a specialty consumer finance company engaged in underwriting, acquiring, servicing and securitizing retail installment contracts originated primarily by franchised automobile dealers in connection with the sale of used and, to a lesser extent, new vehicles to selected consumers with limited access to traditional sources of credit. AutoBond is located in Austin, Texas and acquires contracts nationwide from dealers in approximately 40 states.

The above statements include information that should be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, and in addition involve a number of risks and uncertainties.

SOURCE: AutoBond Acceptance Corporation



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